Exhibit 99.2

Pixelworks, Inc. Q2 2013 Conference Call
August 6, 2013

Steven Moore - CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the second quarter ended June 30, 2013.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Tuesday, August 6, 2013, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today's call with a strategic update on the business, after which I will review our Q2 financial results and discuss our outlook for the third quarter of 2013.

Bruce Walicek - CEO

Thanks Steve. Good afternoon everyone and thank you for taking the time to join us today.

Q2 13 Recap:

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Q2 2013 revenues of $9.6M were up 16% over Q1, slightly below the range of guidance provided on our Q1 2013 conference call, as the slow environment experienced in Q1 extended into Q2 as customers finished working through their inventory overhang.

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While the quarter started on a sluggish note, overall Book to Bill was greater than one, reflecting a steadily improving environment and customers beginning to ramp the PA168, our next generation video processor, into volume production.

•	All other non-GAAP metrics came within the range of guidance, and we made significant progress on our previously noted co-development project that will result in marketshare gains in 2014.

•	Based on an improving environment, ramp of the PA168, and success with our licensing initiative, we expect Q3 revenues to be up more than 50%, and see non-GAAP profitability for the balance of 2013.

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And as mentioned last quarter, we continue to experience strong demand for our technology, as we exited Q2 with a robust licensing pipeline which points to the growing importance of our portfolio of advanced video display processing technologies.

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To that point, in the current quarter, we captured a significant license for our advanced video technology, as noted in our 8K release today, which is a major validation of our technology and expertise, and reinforces our thesis regarding the growing importance and need for video processing to improve the visual experience across all screens.

In our PA SERIES Product line for Large Screen Display Applications:

•	In Q2 we began mass production shipments of the PA168 video display processor, which is targeted for Ultra HD applications and expect volume production to build during the balance of 2013.

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The PA168 is designed to meet the performance requirements of new ultra high resolution screens by handling the most demanding and difficult video quality problems and it includes our patented halo free technology to create the best video quality in the industry.

•	Pixelworks has a robust portfolio of over 120 issued patents and we continue focus on developing and advancing our Intellectual Property around the key areas of next generation video processing.

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As noted in last quarter's conference call, at the Computex show in Taiwan in June, we performed technology demonstrations to key industry partners and customers of our next generation technology to improve the video quality of tablets and Ultrabooks running Windows 8.

•	With the increase of resolutions and media consumption across all screens, users are demanding the best visual experience for their content.

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Traditionally this type of video display processing has only been applied to large screens, but by utilizing an innovative new approach in 2014, Pixelworks will bring the highest display quality to all screens, mobile and stationary alike.

•	“Pixelworks has always been about video quality, and we believe the highest resolution tablets and Ultrabooks, are ideal platforms for the very best video processing technology,”

Trends:

•	We are seeing strong demand for our technology, driven by powerful trends, as we enter the 3rd wave of video processing requirements.

•	This shift is much broader and more pervasive than the last major transition from standard resolution 480i CRT analog displays, to high definition flat panel digital displays.

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It will impact all aspects of the video capture/creation/delivery ecosystem as the industry enters a period of massive change and innovation, remaking the concept and use model of a TVs, PCs, and phones as these platforms converge.

•	In this third wave of requirements, we see several key trends that play to our strengths:

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First, resolutions are increasing across all displays. We are at the beginning of an explosive transition to higher resolutions driven by the capability of display manufacturing technology to pack an increasing number of pixels into less space.

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Displays with over 300 pixels per square inch are currently coming to market enabling a wave of products such as tablets, phones, and Ultrabooks that are just now moving to Full HD 1080p, creating a growing number of high volume products with increasing resolutions.

•	Secondly, video consumption is increasing across all screens, as content consumption use models change and “TV Everywhere” becomes a reality.

◦	Industry research all points to the same thing: across all these screens, video content consumption is going up, and it's being consumed on a wide variety of new platforms.

◦	A good example of this trend is observed in a recent DisplaySearch study noting that eight in ten global smartphone and tablet owners view multiple screens while watching TV.

◦	ABI research notes that nearly 1/3 of US Telco and Cable TV households are expected to access multi-screen or “TV Everywhere” services by the end of 2013.

◦	Also, Cisco notes in their 2012 Visual Networking Report, that by 2017, video will be 80 to 90% of all types of global consumer internet traffic.

◦	In this new era, video is the “killer application”, and with more screens delivering high resolution than ever, the number of pixels to be processed will continue growing exponentially.

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And finally, as the three megatrends of higher resolutions, more video content, and more opportunities to view that content collide, the quality of the visual user experience is becoming a key element in product quality and brand differentiation.

◦	Higher resolution implies that video quality problems, such as halo and judder, become more noticeable to the user.

◦	Removing these video quality issues requires considerable processing performance, even as designers are seeking more computer power just to continue the race to ever smarter products.

◦	To stay within the bounds of size and power consumption, while not becoming a drag on overall system performance, innovative approaches to high-efficiency video processing are required.

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Pixelworks has a 15+ year legacy of solving the most difficult video quality problems for large screens and will focus on applying our technology, IP, and expertise to solving the video quality challenges of all screens and we are in the best position to deliver the innovative solutions customers need.

Projection Market:

•	During the quarter we announced our VueMagic Mobile Presenter application with our partner Sony, who is a leader in the projection display market.

•	Our VueMagic™ app is designed to offer wireless connectivity to projectors based on our Topaz platform, for mobile devices such as tablets, mobile phones and Ultrabooks.

•	With the explosive growth of tablets and smartphones, mobile connectivity is becoming a key feature for next-generation projectors.

•	Sony is a valued customer and partner for our Mobile Presenter development effort, and together we are enabling mobile connectivity for the projection display market.

•	All of these new solutions and value-add capabilities have been introduced to drive marketshare gains across the projector market, and demonstrate Pixelworks' commitment to innovative leadership.

Closing Summary:

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In closing, while Q2 growth was muted, we see revenues up more than 50% in Q3 and non-GAAP profitability for the balance of 2013, driven by an improving environment, ramp of the PA168, and success in our licensing business.

•	We demonstrated our next generation technology at Computex to bring the highest quality video to Windows 8™ tablets and Ultrabooks, and will bring innovative mobile solutions to market in 2014.

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We are at the beginning of a massive trend, as higher resolutions and video consumption across a growing number of displays, exponentially increase the amount of pixels to be handled and driving the need for innovative approaches to high-efficiency video processing.

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And, as the technology leader and independent company in the industry solely focused on creating the highest quality, visual user experience, we believe these trends are increasing the value proposition of our video display processing technology and we intend to focus our efforts to take advantage of them.

•	Now, I'd now like to turn the call over to Steve to review the financial details of the quarter.

Steven Moore - CFO

Thank you, Bruce.

Revenue for the second quarter 2013 was $9.6 million, compared to $8.3 million in the first quarter of 2013 and $15.5 million in the year-ago quarter. As Bruce mentioned, the sequential increase in revenue was due to increased sales of chips for both Projectors and TVs. Revenue declined compared to the prior year quarter primarily as the result of lower licensing revenue during the second quarter.

The split of our second quarter revenue by market was:
70% digital projection,
17% TV and panel,
13% embedded video display

Licensing revenue was negligible during the quarter.

Revenue from digital projection was up over $1.2 million sequentially to approximately $6.7 million in Q2 as our customer's demand began to improve in spite of continued macroeconomic challenges and as customers continued to balance their inventories.

Revenue from TV and panel was up nearly $300K sequentially to $1.6 million in Q2, primarily due to the beginning of the production ramp of our PA168 for Ultra High Definition televisions.

Embedded video display revenue in Q2 was approximately $1.2 million.

Non-GAAP gross profit margin was 49.7% in the second quarter, essentially flat compared to 49.7% in the previous quarter and 50.6% in the second quarter of 2012.

Non-GAAP operating expenses were $8.7 million in the second quarter of 2013 compared to $8.8 million in the prior quarter and $8.1 million in Q2 2012. Second quarter 2013 research and development expense included costs for, but no reimbursement credits for, the previously disclosed co-development agreement, which resulted in higher operating expenses year-over-year.

We expect that we will complete milestones related to this co-development agreement and realize $3.5 million of reimbursement credits during the remainder of 2013, which should reduce operating expenses in the second half of the year. The chip created as a part of this co-development agreement is expected to result in significant revenue beginning in 2014.

Adjusted EBITDA was a negative $2.9 million in Q2 2013, compared to a negative $3.7 million in the first quarter of 2013 and positive $1 million in Q2 2012. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $4.2 million, or a 23 cent loss per share, in the second quarter of 2013. This compares with a net loss of $4.7 million or a 25 cent loss per share in Q1 and a net loss of $300,000, or a 2 cent loss per share in the second quarter of 2012.

Moving to the balance sheet, cash and marketable securities ended the quarter at approximately $11.2 million, compared to $12.6 million at the end of the previous quarter. The Company had a balance of $3.5 million on its preexisting line of credit at the end of Q2.

Other balance sheet metrics include day's sales outstanding of 25 days at June 30, compared with 26 days at the end of the prior quarter, and inventory turns of 8.8 times in Q2 compared to 6.5 times for the first quarter of 2013.

Guidance

Looking at Q3, we currently expect revenue to be in the range of $14 to $16 million.

We expect gross profit margin for the quarter to range between 59% to 63% on a non-GAAP basis and 58% to 62% on a GAAP basis.

We expect operating expenses in the third quarter to range between $6.5 million and $7.5 million on a non-GAAP basis, and $7 million to $8 million on a GAAP basis.

And finally, we expect to record a non-GAAP net profit of between 2 cents and 17 cents per share; and on a GAAP basis we expect a net loss per share of between 1 cent and net profit of 14 cents per share.

That concludes my comments. We will now open the call for your questions.